Exhibit 10.3
Electronic Arts Inc.
Deferred Compensation Plan
Master Plan Document
Amended and Restated as of January 1, 2005

TABLE OF CONTENTS

Purpose		1

ARTICLE 1 Definitions		1

ARTICLE 2 Selection/Enrollment/Eligibility		6
2.1	Selection by Committee	6
2.2	Enrollment Requirements	7
2.3	Eligibility; Commencement of Participation	7
2.4	Termination of Participation and/or Deferrals	7

ARTICLE 3 Deferral Commitments/Rollover Amounts/Company Restoration Matching Amounts/Company Contribution Amounts/Vesting/Crediting/Taxes		7
3.1	Minimum Deferrals	7
3.2	Maximum Deferral	8
3.3	Election to Defer; Effect of Election Form	8
3.4	Form of Distributions	9
3.5	Withholding of Annual Deferral Amounts	10
3.6	Rollover Amount	10
3.7	Annual Company Restoration Matching Amount	10
3.8	Annual Company Contribution Amount	11
3.9	Investment of Trust Assets	11
3.10	Vesting	11
3.11	Crediting/Debiting of Account Balances	12
3.12	FICA and Other Taxes	14

ARTICLE 4 Short-Term Payout/Unforeseeable Financial Emergencies/ Withdrawal Election		14
4.1	Short-Term Payout	14
4.2	Other Benefits Take Precedence Over Short-Term	15
4.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies	15

ARTICLE 5 Survivor Benefit		15
5.1	Survivor Benefit	15

ARTICLE 6 Termination Benefit		15
6.1	Termination Benefit	15
6.2	Payment of Termination Benefit	16

ARTICLE 7 Disability Benefit		16
7.1	Disability Benefit	16

ARTICLE 8 Beneficiary Designation		17
8.1	Beneficiary	17
8.2	Beneficiary Designation; Change; Spousal Consent	17
8.3	Acknowledgment	17
8.4	No Beneficiary Designation	17

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8.5	Doubt as to Beneficiary	18
8.6	Discharge of Obligations	18

ARTICLE 9 Leave of Absence		18
9.1	Paid Leave of Absence	18
9.2	Unpaid Leave of Absence	18

ARTICLE 10 Termination/Amendment or Modification		19
10.1	Termination	19
10.2	Amendment	19
10.3	Plan Agreement	20
10.4	Effect of Payment	20

ARTICLE 11 Administration		20
11.1	Committee Duties	20
11.2	Administration Upon Change In Control	20
11.3	Agents	21
11.4	Binding Effect of Decisions	21
11.5	Indemnity of Committee	21
11.6	Employer Information	21

ARTICLE 12 Other Benefits and Agreements		21
12.1	Coordination with Other Benefits	21

ARTICLE 13 Claims Procedures		22
13.1	Presentation of Claim	22
13.2	Notification of Decision	22
13.3	Review of a Denied Claim	22
13.4	Decision on Review	23
13.5	Mediation	23
13.6	Binding Arbitration	23

ARTICLE 14 Trust		23
14.1	Establishment of the Trust	23
14.2	Interrelationship of the Plan and the Trust	23
14.3	Distributions From the Trust	24

ARTICLE 15 Miscellaneous		24
15.1	Status of Plan	24
15.2	Unsecured General Creditor	24
15.3	Employer’s Liability	24
15.4	Nonassignability	24
15.5	Not a Contract of Employment	24
15.6	Furnishing Information	25
15.7	Terms	25
15.8	Captions	25
15.9	Governing Law	25

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15.10	Notice	25
15.11	Successors	25
15.12	Spouse’s Interest	25
15.13	Validity	26
15.14	Incompetent	26
15.15	Court Order	26
15.16	Distribution in the Event of Taxation	26
15.17	Insurance	27
15.18	Legal Fees To Enforce Rights After Change in Control	27

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ELECTRONIC ARTS INC. DEFERRED COMPENSATION PLAN
Amended and Restated as of January 1, 2005
Purpose
     The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees and Directors who contribute materially to the continued growth, development and future business success of Electronic Arts Inc., a Delaware corporation, and its subsidiaries that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan shall amend and supersede in its entirety the Predecessor Nonqualified Deferred Compensation Plan. Any and all balances accrued by a Participant under such predecessor plan shall be subject to the terms and conditions of this Plan and shall be referred to as the “Rollover Account.”
     This Plan as amended and restated is intended to comply with section 409A of the Code in order to avoid compensation deferred under the Plan which is subject to section 409A of the Code from being included in the gross income of participants under such section and the Plan shall be interpreted consistent with such intent.
ARTICLE 1
Definitions
     For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1	“401(k) Plan” shall be that Electronic Arts Inc. 401(k) Plan.

1.2	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Rollover Account balance, (ii) the Deferral Account balance, (iii) the vested Company Restoration Matching Account balance, and (iv) the vested Company Contribution Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3	“Accounting Firm” shall have the same meaning as set forth in Section 3.10(e).

1.4	“Administrator” shall have the same meaning as set forth in Section 11.2.

1.5	“Annual Base Salary” shall mean the annual cash compensation relating to services performed during the period beginning on January 1 of a calendar year and ending on December 31 of the same calendar year (while the Employee is a Participant in the Plan), whether or not paid in such year or included on the Federal Income Tax Form W-2 for such year, excluding bonuses, commissions, overtime, fringe benefits, stock options, restricted stock, relocation expenses, unused and unpaid excess vacation days, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Annual Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under sections 125, 402(e)(3), 402(h), or 403(b) of the Code pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.
1.6	“Annual Bonus” shall mean any compensation, in addition to Annual Base Salary, relating to services performed during any Fiscal Year, and paid during the Plan Year, under any Employer’s annual or quarterly bonus and/or cash incentive plans; notwithstanding the foregoing, “Annual Bonus” shall exclude compensation derived from awards made under any equity incentive, change in control, or severance plans or arrangements that the Company adopts, which includes compensation that an employee incurs from the exercise of a stock option or lapse of restrictions on an award of stock.

1.7	“Annual Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.7.

1.8	“Annual Company Restoration Matching Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.8.

1.9	“Annual Deferral Amount” shall mean that portion of a Participant’s Annual Base Salary, Annual Bonus and Directors Fees that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant’s suspension of deferrals due to Disability (if deferrals cease in accordance with Section 7.1(b)), in connection with a 401(k) Plan hardship withdrawal or death prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.10	“Annual Installment Method” shall be an annual installment payment over the number of years (not to exceed 10) selected by the Participant in accordance with this Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the most recent Valuation Date. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10-year Annual Installment Method, the first payment shall be 1/10 of the Account Balance as of the most recent Valuation Date. The following year, the payment shall be 1/9 of the Account Balance as of the most recent Valuation Date. Each annual installment shall be paid as soon as practicable after the amount is calculated, but not later than 90 days after the Valuation Date.

1.11	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.12	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.13	“Board” shall mean the board of directors of the Company, or a committee or individual(s) acting pursuant to a valid delegation of authority from such board of directors.

1.14	“Change in Control” shall mean a change in the ownership of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under section 409A of the Code.

1.15	“Claimant” shall have the meaning set forth in Section 13.1.

1.16	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.17	“Committee” shall mean the committee described in Article 11.

1.18	“Company” shall mean Electronic Arts Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.19	“Company Contribution Account” shall mean (i) the sum of all of a Participant’s Annual Company Contribution Amounts, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.20	“Company Restoration Matching Account” shall mean (i) the sum of all of a Participant’s Annual Company Restoration Matching Amounts, plus (ii) amounts credited (net of amounts debited) in accordance with all the applicable provisions of this Plan that relate to the Participant’s Company Restoration Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Restoration Matching Account.

1.21	“Deduction Limitation” shall mean the following delayed payment on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. A distribution to a Participant may be delayed if an Employer determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under section 162(m) of the Code; provided, however, that such delay shall be in compliance with Treasury Regulation § 1.409A-2(b)(7) and the amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary during such year such payment will not fail to be deductible because of section 162(m) of the Code.
1.22	“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.23	“Director” shall mean any member of the Board.

1.24	“Director Fees” shall mean the annual fees paid by any Employer, including retainer fees and meeting fees, as compensation for serving on the Board.

1.25	“Disability” shall mean the Participant is determined to be totally disabled by the Social Security Administration.

1.26	“Disability Benefit” shall mean the benefit set forth in Article 7.

1.27	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.28	“Employee” shall mean a person who is an employee of any Employer.

1.29	“Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.30	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.31	“Fiscal Year” shall mean the fiscal year of the Company as reported on its Form 10-K for the applicable year.

1.32	“Identification Date” shall mean each December 31.

1.33	“Key Employee” shall mean a Participant who, on an Identification Date, is:
     (a) An officer of the Company having annual compensation greater than the compensation limit in section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Identification Date;
     (b) A five percent owner of the Company; or
     (c) A one percent owner of the Company having annual Compensation from the Company of more than $150,000.

If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.
1.34	“Measurement Fund” shall have the same meaning as set forth in Section 3.11(c).

1.35	“Participant” shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who completes and signs a Plan Agreement and an Election Form, (iv) whose completed and signed Plan Agreement and Election Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.36	“Plan” shall mean the Electronic Arts Inc. Deferred Compensation Plan, as amended from time to time, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.37	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.38	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of the same calendar year.

1.39	“Predecessor Nonqualified Deferred Compensation Plan” shall mean the Electronic Arts Deferred Compensation Plan, adopted January 21, 1994, as amended on June 1, 1995, June 27, 1996 and April 1, 2003.

1.40	“Rollover Amount” shall mean the amount determined in accordance with Section 3.6.

1.41	“Rollover Account” shall mean (i) the sum of the Participant’s Rollover Amount, plus (ii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participants Rollover Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Rollover Account.

1.42	“Separation from Service” shall mean termination of employment with the Employer, other than by reason of Disability or death. A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to an Employer in a capacity other than as an employee and if the former employee is providing services at an annual rate that is twenty percent or more of the services rendered, on average, during the immediately preceding three full years of employment with an Employer (or if employed by an Employer less than three years, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with an Employer is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three years of employment with an Employer (or if employed by an Employer less than three years, such lesser period).

1.43	“Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.44	“Survivor Benefit” shall mean the benefit set forth in Article 5.

1.45	“Termination Benefit” shall mean the benefit set forth in Section 3.4(b).

1.46	“Trust” shall mean one or more trusts established pursuant to that certain Trust Agreement, dated as of September 1, 2003 between the Company and the trustee named therein, as amended from time to time.

1.47	“Unforeseeable Emergency” shall have the same meaning as defined in section 409A(a)(2)(B)(ii) of the Code.

1.48	“Valuation Date” shall mean the last day of the Plan Year or any other date as of which the Committee, in its sole and absolute discretion, designates as a Valuation Date. Notwithstanding the foregoing or anything in this Plan to the contrary, the Valuation Date may be different for different Participants.

1.49	“Years of Service” shall mean the total number of years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. The Committee shall make a determination as to the number of Years of Service a Participant shall be deemed to have completed, including whether any partial year of employment shall be counted, and any such determination may, in the sole and absolute discretion of the Committee, take into account any similar definitions or provisions contained in the 401(k) Plan.
ARTICLE 2
Selection/Enrollment/Eligibility
2.1	Selection by Committee. Eligibility for the Plan shall be limited to a select group of management or highly compensated Employees and Directors of the Employers, as determined by the Committee in its sole and absolute discretion. From that group, the Committee shall select, in its sole and absolute discretion, Employees and Directors to participate in the Plan.
2.2	Enrollment Requirements. As a condition to participation, each newly selected Employee or Director shall complete, execute and return to the Committee a Plan Agreement and an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is first selected to participate in the Plan. An Election Form submitted under this Section 2.2 shall be irrevocable on the day after the 30-day period ends. In addition, the Committee shall establish from time to time such other enrollment requirements (including additional forms) as it determines are necessary in its sole and absolute discretion.

2.3	Eligibility; Commencement of Participation. Provided an Employee or Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required forms and documents to the Committee within the specified time period, that Employee or Director shall commence participation in the Plan on the first day of the month following the month in which the Employee or Director completes all enrollment requirements. If an Employee or a Director fails to meet all such requirements within the required period, in accordance with Section 2.2, that Employee or Director shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4	Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole and absolute discretion, to prevent the Participant from making future deferral elections. If a Participant receives a distribution on account of an hardship withdrawal from the 401(k) Plan, such Participant’s deferral election shall be cancelled and the Participant may not defer any amounts under this Plan for a period of at least six months, as the Company determines in its discretion.
ARTICLE 3
Deferral Commitments/Rollover Amounts/Company Restoration Matching
Amounts/Company Contribution Amounts/Vesting/Crediting/Taxes

3.1	Minimum Deferrals.
(a)	Annual Base Salary, Annual Bonus and Director Fees. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary, Annual Bonus and/or Director Fees in the following minimum amount:

Deferral	Minimum Amount
Annual Base Salary and/or Annual Bonus	$5,000 in aggregate
Director Fees	$5,000
If an election is made for less than such minimums or if no election is made, the amount deferred shall be zero.
(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the First Plan Year of this Plan, the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.
3.2 Maximum Deferral.
(a)	Annual Base Salary, Annual Bonus and Director Fees. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Annual Base Salary, Annual Bonus and/or Director Fees up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Annual Base Salary	75%
Annual Bonus	100%
Director Fees	100%
(b)	Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the first Plan Year of the Plan itself, the maximum Annual Deferral Amount with respect to Annual Base Salary, Annual Bonus and/or Director Fees shall be limited to the amount of compensation not yet earned by the Participant as of the first day of the month following the month in which the Employee or Director’s Election Form becomes irrevocable.
3.3 Election to Defer; Effect of Election Form.
(a)	First Plan Year. In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(b)	Subsequent Plan Years. For each Plan Year subsequent to the first Plan Year as described in subsection (a) above, a deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with the Committee’s rules and procedures, a new Election Form but, subject to paragraph (c) below, no later than the last day of the calendar year preceding the year in which the Annual Deferral Amounts are earned by the Participant. An Election Form delivered under this subsection (b) shall be irrevocable at such time the Committee determines, which date will be provided in the Election Form, but not later than the last day of the calendar year preceding the Plan Year. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.
(c)	Elections to Defer Performance-Based Compensation. The Company, in its discretion, may permit a separate election to defer performance-based compensation as defined in treasury regulation section 1.409A-1(e) of the Code, and such election may be made no later than six months prior to the end of the applicable performance period; provided, however, that such election shall be made prior to the date that such performance-based compensation is readily ascertainable.

(d)	Special Distribution Election on or before December 31, 2007. Participants who are identified by the Committee, in its sole discretion, may make a special distribution election to receive a distribution of their Account Balance in calendar year 2008 or later; provided that the distribution election is made at least twelve months in advance of the newly elected distribution date (and the previously scheduled distribution date, if any) and the election is made no later than December 31, 2007. An election made pursuant to this Section 3.3(d) shall be subject to any special administrative rules imposed by the Committee including rules intended to comply with section 409A of the Code. No election under this Section 3.3(d) shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2007 or cause a payment to be paid in 2007, or (ii) be permitted after December 31, 2007.
3.4	Form of Distributions. For each Plan Year a Participant shall elect whether deferrals, and associated earnings or losses, will be distributed as a Short-Term Payout or Termination Benefit.
(a)	Short-Term Payout. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future “Short-Term Payout” from the Plan with respect to a portion or all of such Annual Deferral Amount. Subject to the Deduction Limitation, the Short-Term Payout shall be a lump sum payment in an amount equal to the portion of the Annual Deferral Amount elected for such Short-Term Payout by the Participant and credited earnings or losses as determined under Section 3.11, determined at the time that the Short-Term Payout becomes payable (rather than the date of a Separation from Service).

(b)	Termination Benefit. In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive his or her Termination

Benefit in a lump sum or pursuant to the Annual Installment Method. A “Termination Benefit” includes the Annual Deferral Amount that the Participant designates as a Termination Benefit on his or her Election Form, the Participant’s Annual Company Restoration Matching Amount, the vested portion of the Participant’s Annual Company Contribution Amount, and credited earnings or losses as determined under Section 3.9 for the aggregate amounts in the same Plan Year.

The Participant may change his or her election to an allowable alternative payout period by submitting new Election Form to the Committee; provided that any such Election Form is not effective for 12 months, submitted at least twelve months prior to the date the Participant Separates from Service or otherwise is scheduled to receive a payment, the scheduled date of payment is at least five years subsequent to the originally scheduled date of payment, and is accepted by the Committee, in its sole and absolute discretion. A change to the form of distribution of a Termination Benefit may be modified or revoked until twelve months prior to the time a Participant Separates from Service, at which time such change shall become irrevocable. The last valid Election Form accepted by the Committee shall govern the payout of the Termination Benefit.

If a Participant does not make any election with respect to the form of distribution, then such payment shall be deemed to be a Termination Benefit. If a Participant does not make any election with respect to the payment of the Termination Benefit, then such benefit shall be payable in a lump sum. The Company may determine the form of payment of a Participant’s Annual Company Contribution Amount if the Participant has not made an election with respect to such amount; provided, however, if the Company does not determine the form of payment at the time it credits a Participant’s Annual Company Contribution Amount, then such amount shall be payable in a lump sum.
3.5	Withholding of Annual Deferral Amounts. For each Plan Year, the Annual Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Annual Base Salary payroll in equal amounts over each pay period, as adjusted from time to time for increases and decreases in Annual Base Salary. The Annual Bonus and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus or Director Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.6	Rollover Amount. If an Employee has an account balance in the Predecessor Nonqualified Deferred Compensation Plan, an amount equal to his/her account balance valued as of March 31, 2003 shall be credited to the Participant’s Rollover Account under this Plan on April 1, 2003. The Rollover Amount shall be subject to the terms and conditions of this Plan and any Participant with a Rollover Amount shall have no right to demand distribution of such amounts other than as provided for herein.

3.7	Annual Company Restoration Matching Amount. A Participant’s Annual Company Restoration Matching Amount for any Plan Year shall be equal to an amount that is determined pursuant to the following three steps: (i) calculate the Company matching contribution that would have been made to the Participant’s account in the Company’s 401(k) Plan had the Participant’s Annual Deferral Amount in this Plan been zero; (ii) calculate the Company matching contribution that was actually made to the Participant’s account in the Company’s 401(k) Plan; (iii) subtract item (ii) from item (i). The amount so credited to a Participant under this Plan shall be for that Participant the Annual Company Restoration Matching Amount for that Plan Year and shall be credited to the Participant’s Company Restoration Matching Account on a date or dates to be determined by the Committee, in its sole and absolute discretion.
3.8	Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole and absolute discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be greater or less than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited on a date or dates to de be determined by the Committee in its sole and absolute discretion, and the crediting date or dates may be different for different Participants. Notwithstanding anything in this Section or the Plan to the contrary, if a Participant is not employed by an Employer as of the last day of a Plan Year other than by reason of his or her death while employed, the Annual Company Contribution Amount for that Plan Year shall be zero.

3.9	Investment of Trust Assets. The trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement.
3.10 Vesting.
(a)	A Participant shall at all times be 100% vested in his or her Rollover Account and Deferral Account.

(b)	A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedules established by the Committee, in its sole and absolute discretion, for each Annual Company Contribution Amount (and amounts credited or debited thereon) at the time such Annual Company Contribution Amount is first credited to the Participant’s Account Balance under the Plan. The Committee, in its sole and absolute discretion, will determine over what period of time and in what percentage increments a Participant shall vest in his or her Company Contribution Account. The Committee may establish different vesting schedules for different Participants, in its sole and absolute discretion.

(c)	A Participant shall at all times be 100% vested in his or her Annual Company Restoration Matching Account.

(d)	Notwithstanding anything in this Section to the contrary, except as provided in subsection (e) below, in the event of a Change in Control, a Participant’s Company Contribution Account shall immediately become 100% vested (without regard to whether it is already vested in accordance with the above vesting schedules).

(e)	Notwithstanding subsection (d) above, the vesting schedule for a Participant’s Company Contribution Account shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of section 280G of the Code to become effective. In the event that all of a Participant’s Company Contribution Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of section 280G of the Code. In such case, the Committee must provide to the Participant within 30 business days of such a request an opinion from a regionally-recognized accounting firm selected by the Committee in its sole and absolute discretion (the “Accounting Firm”). The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of section 280G of the Code and contain supporting calculations. The cost of such opinion shall be paid for by the Company.
3.11	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole and absolute discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
(a)	Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance for the first business day in which the Participant commences participation in the Plan and continuing thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first business day that follows the Participant’s commencement of participation in the Plan and continuing thereafter for each subsequent day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b)	Proportionate Allocation. In making any election described in Section 3.11(a) above, the Participant shall specify on the Election Form, in increments of five percentage points (5%), the percentage of his or her Account Balance to have gains and losses measured by a Measurement Fund.

(c)	Measurement Funds. From time to time, the Committee in its sole and absolute discretion shall select and announce to Participants its selection of mutual funds, insurance company separate accounts, indexed rates or other methods (each, a “Measurement Fund”), for the purpose of providing the basis on which gains and losses shall be attributed to Account Balances under the Plan. The Committee may, in its sole and absolute discretion, discontinue, substitute or add a Measurement Fund at any time. Each such action will take effect as of the first day of the month that follows by 30 days the day on which the Committee gives Participants advance written notice of such change.

(d)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on available reports of the performance of the Measurement Funds. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole and absolute discretion, as though (i) a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such day, as of the close of business on such day, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any day were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such day, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant’s Annual Base Salary through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such day, no earlier than one business day prior to the distribution, at the closing price on such date.

(e)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.
3.12	FICA and Other Taxes.
(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from an Employee Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Annual Base Salary and/or Annual Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section.

(b)	Company Restoration Matching Amounts. For a Participant’s Company Restoration Matching Amount, the Participant’s Employer(s) shall withhold from the Participant’s Annual Base Salary and/or Annual Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant’s Company Restoration Matching Account in order to comply with this Section.

(c)	Other Amounts. When an Employee Participant becomes vested in a portion of his or her Annual Company Contribution Amounts, the Participant’s Employer(s) shall withhold from the Participant’s Annual Base Salary and/or Annual Bonus that is not deferred, in a manner determined by the Employer(s) in its sole and absolute discretion, the Participant’s share of FICA and other employment taxes on the portion of the Annual Company Contribution Amounts that becomes vested. If necessary, the Committee may reduce the vested portion of the Participant’s aforementioned amounts in order to comply with this Section.

(d)	Distributions. The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole and absolute discretion of the Employer(s) and the trustee of the Trust.
ARTICLE 4
Short-Term Payout/Unforeseeable Financial Emergencies/ Withdrawal Election
4.1	Short-Term Payout. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected shall be paid out during a 60-day period commencing immediately after the last day of any Plan Year designated by the Participant that is at least three Plan Years after the end of the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a three year Short-Term Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2006, the three year Short-Term Payout would become payable during a 60-day period commencing January 1, 2010. In addition, subject to the terms and conditions of this Section 4.1, Section 4.2 and all other provisions of this Plan, any similar elections made pursuant to the terms of the Predecessor Nonqualified Deferred Compensation Plan, shall be deemed to remain in effect under this Plan. The distribution date selected by a Participant in connection with such election(s) under the Predecessor Nonqualified Deferred Compensation Plan shall remain binding on the parties. The Committee shall, in its sole and absolute discretion, determine how any amounts deferred under the Predecessor Nonqualified Deferred Compensation Plan shall be treated pursuant to the language of Article 4 and the Plan.

4.2	Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers a benefit under Article 5, 6, 7 or 8, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Emergency. If, subject to the sole and absolute discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and, if applicable, any payout shall be made within 60 days of the date of approval. The payment of any amount under this Section 4.3 shall not be subject to the Deduction Limitation.
ARTICLE 5
Survivor Benefit
5.1	Survivor Benefit. If the Participant dies before he or she experiences a Separation from Service or suffers a Disability prior to such date, the Participant’s Beneficiary shall be entitled to receive the Termination Benefit described in Section 6.2 as if Participant had experienced a Separation from Service and the valid Election Form(s) most recently on file with the Company shall control the manner in which the Survivor Benefit is paid.
ARTICLE 6
Termination Benefit
6.1	Termination Benefit. Upon a Separation from Service, a Participant shall receive a distribution of the vested portion of his or her Termination Benefit in the form that the Participant elected to receive under Section 3.4 if a Participant experiences a Separation from Service prior to his or her death or Disability. Notwithstanding any other provision of this Article 6 to the contrary, any distribution scheduled to be made upon Separation from Service to a Participant who is identified as a Key Employee as of the date he

Separates from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service. Any payment to a Key Employee delayed under this Section 6.1 shall be made (without interest) within 90 days after the six-month anniversary of the Participant’s Separation from Service. The identification of a Participant as a Key Employee shall be made by the Committee in accordance with Section 1.33 of the Plan and sections 416(i) and 409A of the Code and the regulations promulgated thereunder.
6.2	Payment of Termination Benefit. The Termination Benefit will be paid in a lump sum or Annual Installments as the Participant elected, and will begin, in the first 60 days of the calendar year following the calendar year in which the Participant experiences a Separation from Service, unless if delayed pursuant to Sections 3.4(b) and 6.1. Any payment made shall be subject to the Deduction Limitation. If a Participant becomes Disabled after his or her Separation from Service, distributions shall be made under Article 6 and not under Article 7 below. Notwithstanding the foregoing or anything in this Plan to the contrary, to the extent a Participant’s Account Balance is less than $25,000 at the time of Separation from Service, the Committee shall cause the Termination Benefit to be paid in a lump sum.
ARTICLE 7
Disability Benefit
7.1	Disability Benefit.
(a)	Distribution. The Participant shall receive a distribution equal to his or her Account Balance as if the Participant experiences a Separation from Service, pursuant to the Committee’s determination that the Participant has suffered a Disability. If a Participant subsequently experiences a Separation from Service pursuant to his or her Disability, distributions shall be made under this paragraph (a) and not under Article 6.

(b)	Waiver of Deferral. A Participant who is determined by the Committee to be suffering from a Disability shall be (i) excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a Participant’s Annual Base Salary, Annual Bonus and/or Directors Fees for the Plan Year during which the Participant first suffers a Disability. During the period of Disability, the Participant shall not be allowed to make any additional deferral elections, but will continue to be considered a Participant for all other purposes of this Plan.

(c)	Return to Work. If a Participant returns to employment, or service as a Director, with an Employer, after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided that the Participant meets the eligibility requirement in Article 2 and such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3(b) above. Notwithstanding the foregoing, the Participant shall continue receiving the distribution under paragraph (a) above.
ARTICLE 8
Beneficiary Designation
8.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

8.2	Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last valid Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

8.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2, and 8.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

Upon the Committee or its designated agent being provided with written notice of the dissolution of marriage of a Participant, and notwithstanding any of the preceding provisions of this Article 8, any earlier designation of the Participant’s former spouse as a Beneficiary for a portion or all of the benefits specified herein shall be treated as though the Participant’s former spouse had predeceased the Participant. Notwithstanding the preceding sentence, any designation of the Participant’s former spouse as a Beneficiary shall not be treated as though the Participant’s former spouse had predeceased the Participant if, after the dissolution of the Participant’s marriage and prior to payment of benefits on behalf of the Participant (1) the Participant executes and delivers a new Beneficiary designation that complies with this Plan that clearly names such former spouse as a Beneficiary, or (2) there is delivered to the Plan a domestic relations order providing that the former spouse is to be treated as the Beneficiary. In any case in which the Participant’s former spouse is treated under the Participant’s Beneficiary designation as having predeceased the Participant, no heirs or other beneficiaries of the former spouse shall receive benefits from this Plan as a Beneficiary of the Participant except as provided otherwise in the Participant’s Beneficiary designation.

(The following example illustrates the application of the preceding paragraph. Assume that a Participant, ‘Participant A,’ is married to ‘Spouse A’ and that Participant A files a valid and effective Beneficiary designation under this Plan naming Spouse A as a 50% Beneficiary and each of Participant A’s two children with Spouse A (the ‘Children’) as a 25% Beneficiary. Assume that Participant A becomes divorced from Spouse A after making such Beneficiary designation. Upon the Committee or its designated agent being provided with written notice of the divorce, Spouse A shall be deemed to have predeceased Participant A for purposes of Participant A’s Beneficiary designation subject to the second sentence of the preceding paragraph. If Participant A later dies without having made a valid post-divorce Beneficiary designation under this Plan and assuming that no Plan benefits have been paid and that there is no domestic relations order to the contrary, Participant A’s Beneficiaries shall be deemed to be his two Children, with each child being a 50% Beneficiary.)

8.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.
ARTICLE 9
Leave of Absence
9.1	Paid Leave of Absence. Unless otherwise provided under section 409A of the Code, if a Participant is authorized by the Participant’s Employer for any reason to take a bona fide paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

9.2	Unpaid Leave of Absence. Unless otherwise provided under section 409A of the Code, if a Participant is authorized by the Participant’s Employer for any reason to take a bona fide unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.
ARTICLE 10
Termination/Amendment or Modification
10.1	Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future.

In the event the Plan is terminated, in the Board’s discretion, the Account Balances of Participants may be distributed within the period beginning twelve months after the date the Plan was terminated and ending twenty-four months after the date the Plan was terminated. If the Plan is terminated and Account Balances are distributed, the Company shall terminate all account balance non-qualified deferred compensation plans with respect to all participants and shall not adopt a new account balance non-qualified deferred compensation plan for at least three years after the date the Plan was terminated.

The Board, in its discretion, may terminate the Plan 30 days prior to or twelve months following a Change in Control that is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under Section 409A of the Code and distribute the Accounts of the Participants within the twelve-month period following the termination of the Plan. If the Plan is terminated and Account Balances are distributed, the Company shall terminate all substantially similar non-qualified deferred compensation plans sponsored by the Company and all of the benefits of the terminated plans shall be distributed within twelve months following the termination of the plans.

The Board, in its discretion, may terminate the Plan upon a corporate dissolution or liquidation of the Company that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Participant’s Accounts are distributed and included in the gross income of the Participants by the latest of (i) the calendar year in which the Plan terminates, or (ii) the first calendar year in which payment of the Accounts is administratively practicable.

The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

10.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of its Board as appropriate in its sole and absolute discretion; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification, (ii) no amendment or modification shall be effective upon or after a Change in Control without the prior written consent of a majority of Participants, and (iii) no amendment or modification of Section 10.2(i) or 10.2(ii) of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

10.3	Plan Agreement. Despite the provisions of Sections 10.1 and 10.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the consent of the Participant.

10.4	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6, 7 or 8 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.
ARTICLE 11
Administration
11.1	Committee Duties. Except as otherwise provided in this Article 11, this Plan shall be administered by a Committee, which shall consist of those persons appointed by the Chief Executive Officer of the Company from time to time. If the Chief Executive Officer of the Company fails to appoint the Committee, the Committee shall be the Company until such time as the Chief Executive Officer appoints the members of the Committee pursuant to the previous sentence. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

11.2	Administration Upon Change In Control. For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Upon and after the occurrence of a Change in Control, the “Administrator” shall be an independent third party selected by the trustee of the Trust and approved by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not available or willing to assume such responsibility, the Company’s highest ranking officer (the “Ex-CEO”). The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and Trust including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of

Plan or Trust assets or select any investment manager or custodial firm for the Plan or Trust. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator or all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the date of circumstances of the Disability, death or Separation from Service of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the trustee of the Trust only with the approval of the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

11.3	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

11.4	Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.5	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

11.6	Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Separation from Service of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.
ARTICLE 12
Other Benefits and Agreements
12.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s

Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 13
Claims Procedures
13.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
13.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 13.3 below.
13.3	Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole and absolute discretion, may grant.
13.4	Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.
13.5	Mediation. Should the parties be unable to resolve the dispute pursuant to these procedures, the claim shall be referred to non-binding mediation, conducted by the Employment panel of Judicial Arbitration Mediation Services (“JAMS”), in accordance with JAMS’ standard mediation rules. A mutually agreeable mediator will be selected. The parties shall share all costs of the mediation equally, including attorney fees. Not sooner than 20 days following the mediator’s final determination, either party may request binding arbitration.
13.6	Binding Arbitration. Following the expiration of the 20-day period referenced in Section 13.5, either party may initiate binding arbitration by making a written demand for it on the other party. Such binding arbitration shall be conducted under the applicable rules of the American Arbitration Association using a mutually selected arbitrator in San Mateo or San Francisco County. The cost of the arbitration shall be borne by the non-prevailing party or as otherwise determined by the arbitrator.
ARTICLE 14
Trust
14.1	Establishment of the Trust. The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole and absolute discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Rollover Amounts, Annual Company Contribution Amounts, Company Restoration Matching Contribution Amounts, and Annual Deferral Amounts for such Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

14.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the

Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

14.3	Distributions From the Trust. Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.
ARTICLE 15
Miscellaneous
15.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning section 401(a) of the Code and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

15.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

15.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof which are, and all rights to which are expressly declared to be, unassignable and non-transferable. Except as provided in Section 15.15, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

15.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

15.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Senior Vice President, Human Resources
Electronic Arts Inc.
209 Redwood Shores Pkwy
Redwood City, CA 94065
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

15.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of in testate succession.

15.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.15	Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole and absolute discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

15.16	Distribution in the Event of Taxation.
(a)	In General. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(b)	Trust. If the Trust terminates in accordance with Section 3.6(e) of the Trust and benefits are distributed from the Trust to a Participant in accordance with that Section, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

15.17	Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole and absolute discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.
15.18	Legal Fees To Enforce Rights After Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members), the Committee, or a shareholder of the Company, of the Participant’s Employer or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor corporation to refuse to comply with its obligations under the Plan and/or to seek to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, a Participant or Beneficiary institutes any litigation or other legal action which seeks to recover benefits under the Plan or which otherwise asserts that the Committee, the Company, the Employer or any successor entity to the Company or the Employer has failed to comply with any of its obligations under the Plan or any agreement thereunder with respect to such Participant or Beneficiary, or if the Committee, the Company, the Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant or Beneficiary the benefits intended to be provided under the Plan, and the Participant or Beneficiary retains counsel in connection with such litigation or legal action, then (unless the final decision of a court of competent jurisdiction or arbitrator determines that the Participant or Beneficiary’s initiation or defense of such litigation or legal action was frivolous, based on the information known to the Participant or Beneficiary at the time of the initiation or defense) the Company and such Employer (who shall be jointly and severally liable) shall be required to pay the reasonable attorneys fees and expenses of the Participant or Beneficiary in connection with the initiation or defense of such litigation or legal action with respect to such matters, whether by or against the Committee, the Company, the Employer or any director, officer, shareholder or other person affiliated with the Company, the Employer or any successor thereto in any jurisdiction. The reasonable attorneys fees and expenses, if any, that become due and owing to a Participant (or Beneficiary) in accordance with this Section shall be paid no later than 180 days following the date such fees and expenses are incurred.
IN WITNESS WHEREOF, the Company has signed this Plan document as of August 1, 2007.

“Company”

Electronic Arts Inc., a Delaware corporation